                                                                    EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

                                                                       SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                   JUNE 30,
                          ---------------------------------------  -------------------------
                             1994          1995          1996         1996          1997
                          -----------  ------------  ------------  -----------  ------------
Net loss................  $(6,502,000) $(11,403,000) $(17,501,000) $(7,915,000) $(10,625,000)
Weighted average shares
 of Common Stock
 outstanding............      687,474       701,662     2,641,194    1,016,955    12,384,281
Shares related to staff
 accounting bulletin
 topic 4D:
  Stock options and
   warrants.............      270,351       270,351       202,763      270,351           --
  Common Stock..........      403,803       399,429        42,185       84,368           --
  Convertible Preferred
   Stock (Series C).....    3,235,579     3,235,579     2,426,684    3,235,579           --
                          -----------  ------------  ------------  -----------  ------------
Shares used in computing
 net loss per share.....    4,597,207     4,607,021     5,312,826    4,607,253    12,384,281
                          ===========  ============  ============  ===========  ============
Net loss per share......  $     (1.41) $      (2.48) $      (3.29) $     (1.72) $      (0.86)
                          ===========  ============  ============  ===========  ============
Calculation of shares
 outstanding for
 computing pro forma net
 loss per share:
  Shares used in
   computing net loss
   per share............                  4,607,021     5,312,826    4,607,253
  Adjusted to reflect
   the effect of the
   assumed conversion of
   Preferred Stock from
   the date of
   issuance(1)..........                  4,557,921     4,214,895    4,598,080
                                       ------------  ------------  -----------
Shares used in computing
 pro forma net loss per
 share..................                  9,164,942     9,527,721    9,205,333
                                       ============  ============  ===========
Pro forma net loss per
 share..................               $      (1.24) $      (1.84) $     (0.86)
                                       ============  ============  ===========
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(1) Series A and B shares